EXHIBIT 5

[Letterhead of White & Case LLP]

June 12, 2015

Hess Corporation

1185 Avenue of the Americas

New York, NY 10036

Re:	9,000,000 Shares of Common Stock reserved for issuance pursuant to the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Hess Corporation, a Delaware corporation (the “Company”), in connection with the registration pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of 9,000,000 shares of its Common Stock, par value $1.00 per share (the “Common Stock”), reserved for issuance pursuant to the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan (the “Plan”).

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company and documents furnished to us by the Company without independent verification of their accuracy.

Based on the foregoing, it is our opinion that the 9,000,000 shares of Common Stock referred to above have been duly authorized by the Company, and when issued as provided under the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

WHITE & CASE LLP